Exhibit 23.1

KPMG LLP 811 Main Street Houston, TX 77002

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (i) the Registration Statement on Form S-3 of Vanguard Natural Resources, LLC, filed with the Securities and Exchange Commission on February 13, 2015 (File No. 333-202064) and (ii) the Registration Statement on Form S-8 of Vanguard Natural Resources, LLC, filed with the Securities and Exchange Commission on July 24, 2013 (File No. 333-190102) of our reports dated March 2, 2015, with respect to the consolidated balance sheets of Eagle Rock Energy Partners, L.P. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which appear in this Current Report on Form 8-K of Vanguard Natural Resources, LLC.

/s/ KPMG LLP

KPMG LLP

Houston, Texas
October 8, 2015